Exhibit 8.1

[FBD Letterhead]

Haleon plc

1st Floor, Building 5, The Heights

Weybridge, Surrey, United Kingdom, KT13 0NY

3 July 2023

Dear Sir/Madam

We have acted as your United Kingdom tax counsel in connection with the filing, on the date hereof, of the Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on 3 July 2023 (the “Registration Statement”). In rendering this opinion we have examined a draft of the Registration Statement and relied upon the statements as to factual matters contained therein.

This opinion is confined to matters of English law as at the date of this opinion and is governed by and should be construed in accordance with English law. Statements relating to United Kingdom taxation are based on the laws of England as currently applied by the English courts and on generally published practice of HMRC applying as at the date of this opinion. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on EU law.

In considering the Registration Statement and in rendering this opinion we have with your consent and without any further enquiry assumed that the Registration Statement examined by us in draft form will be executed in the form of that draft.

On the basis of and subject to the foregoing and any matters not disclosed to us, and having regard to such considerations of English law in force, and generally published practice of HMRC, as at the date of this letter as we consider relevant, we are of the opinion that the statements in the Registration Statement under the caption “Taxation—U.K. Taxation” with respect to matters of English law are true and correct in all material respects as a summary as described in that section, and subject to the qualifications contained in those statements.

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.

This opinion is addressed to you for your benefit in relation to the preparation of the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us giving this opinion in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer

Freshfields Bruckhaus Deringer